As filed with the Securities and Exchange Commission on January 23, 2020

Registration No. 333-228180

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-3
REGISTRATION STATEMENT NO. 333-228180

UNDER THE SECURITIES ACT OF 1933

WELLCARE HEALTH PLANS, INC.
(Exact name of registrant as specified in its charter)

Delaware	47-0937650
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Centene Corporation
7700 Forsyth Boulevard
 St. Louis, Missouri 63105
Telephone Number: (314) 725-4477
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Keith Williamson
Executive Vice President, General Counsel and Secretary
Centene Corporation
7700 Forsyth Boulevard
 St. Louis, Missouri 63105
Telephone Number: (314) 725-4477
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one).

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) deregisters all shares of WellCare Health Plans, Inc.’s  (the “Registrant”), common stock, par value $0.01 per share (“Common Stock”), and any other securities remaining unissued, under the Registration Statement on Form S-3 (No. 333-228180), which was filed by the Registrant with the U.S. Securities and Exchange Commission on November 5, 2018, registering an indeterminate amount of shares of Common Stock, Preferred Stock, depositary shares, warrants, securities purchase contracts, units and debt securities (the “Registration Statement”).

Pursuant to the Agreement and Plan of Merger, dated as of March 26, 2019 (the “Merger Agreement”), by and among the Registrant, Centene Corporation (“Centene”), Wellington Merger Sub I, Inc., a direct, wholly owned subsidiary of Centene, and Wellington Merger Sub II, Inc., a direct, wholly owned subsidiary of Centene, the Registrant became a wholly owned subsidiary of Centene effective January 23, 2020.

As a result of the completion of the transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statement. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statement as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on this 23rd day of January, 2020.

WellCare Health Plans, Inc.

By:	/s/ Jeffrey Schwaneke
Name:	Jeffrey Schwaneke
Title:	Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Michael Neidorff	Director and President	January 23, 2020
Michael Neidorff	(Principal Executive Officer)

/s/ Jeffrey Schwaneke	Director and Treasurer	January 23, 2020
Jeffrey Schwaneke	(Principal Financial Officer and Principal Accounting Officer)

/s/ Christopher Koster	Director, Vice President and Secretary	January 23, 2020
Christopher Koster